7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2014 RESULTS
First Quarter Net Sales Increased 7.2% to $252.8 Milion and EPS Increased 15.6% to $0.52

Evansville, Indiana, May 20, 2015 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today reported results for the first quarter ended May 2, 2015.

First Quarter Highlights

•	Net sales increased $17.0 million to a first quarter record of $252.8 million, as compared to net sales for the first quarter of fiscal 2014

•	Comparable store sales increased 3.0 percent in the first quarter of fiscal 2015

•	Earnings per diluted share for the first quarter increased 15.6 percent to $0.52

•	Per-store inventories were down 2.9 percent at the end of the quarter, as compared to the first quarter of fiscal 2014

•	Company raises the low end of its full year fiscal 2015 earnings per diluted share guidance to $1.42 to $1.48, up from $1.40 to $1.48

Cliff Sifford, President and CEO, stated, “We are pleased with our comparable store sales growth and our ability to deliver strong first quarter earnings.  While the quarter started off very challenging due to adverse weather, with over 400 days of store closures, the consumer responded favorably to our family footwear assortment, which resulted in a comparable store sales increase across all footwear departments and in each of our geographic regions.  In addition, our initiative launched in fiscal 2014 to bring fulfillment of our e-commerce orders in-house has continued to pay dividends as our customers continued to take advantage of the increase in both selection and depth of sizes available to them online.”

First Quarter Financial Results

The Company reported net sales of $252.8 million for the first quarter of fiscal 2015, a 7.2 percent increase, as compared to net sales of $235.8 million for the first quarter of fiscal 2014.  Comparable store sales increased 3.0 percent in the first quarter of fiscal 2015.

The gross profit margin for the first quarter of fiscal 2015 remained flat at 29.5 percent.  The merchandise margin increased 0.1 percent while buying, distribution and occupancy expenses increased 0.1 percent as a percentage of sales.

Selling, general and administrative expenses for the first quarter of fiscal 2015 increased $3.3 million to $57.7 million.  As a percentage of sales, these expenses decreased to 22.8 percent compared to 23.0 percent in the first quarter of fiscal 2014.

The Company opened seven new stores in the first quarters of both fiscal 2015 and fiscal 2014.

Net earnings for the first quarter of fiscal 2015 were $10.4 million, or $0.52 per diluted share.  For the first quarter of fiscal 2014, the Company reported net earnings of $9.2 million, or $0.45 per diluted share.  First quarter earnings for fiscal 2015 includes approximately $0.01 of additional expense within cost of sales attributable to the west coast port congestion.

Fiscal 2015 Earnings Outlook

The Company expects fiscal 2015 net sales to be in the range of $977 million to $991 million, with a comparable store sales increase in the range of 1.5 percent to 3.0 percent.  Earnings per diluted share for the fiscal year are expected to be in the range of $1.42 to $1.48.  This represents an increase of 12 percent to 17 percent over fiscal 2014 earnings per diluted share of $1.27.

Store Growth

The Company expects to open 18 to 19 new stores and close 10 to 14 stores in fiscal 2015.  Store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Stores Closings
1st Quarter 2015	7	6
2nd Quarter 2015	5	3
3rd Quarter 2015	6 to 7	0
4th Quarter 2015	0	1
Fiscal year 2015	18 to 19	10

The seven new stores opened during the first quarter include locations in:

City	Market	Total Stores in the Market
Bristol, TN	Tri-Cities	3
Columbus, GA	Columbus	1
Denham Springs, LA	Baton Rouge	3
Largo, FL	Tampa	7
New Orleans, LA	New Orleans	5
Troy, OH	Dayton	3
Upper Darby, PA	Philadelphia	3

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the first quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Date of Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders on June 11, 2015.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of May 20, 2015, the Company operates 401 stores in 34 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; and our ability to meet our labor needs while controlling costs; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended May 2, 2015	Thirteen Weeks Ended May 3, 2014
Net sales	$252,767	$235,770
Cost of sales (including buying,
distribution and occupancy costs)	178,078	166,188
Gross profit	74,689	69,582
Selling, general and administrative
expenses	57,659	54,373
Operating income	17,030	15,209
Interest income	(3)	(6)
Interest expense	42	42
Income before income taxes	16,991	15,173
Income tax expense	6,595	6,022
Net income	$10,396	$9,151

Net income per share:
Basic	$0.52	$0.45
Diluted	$0.52	$0.45

Weighted average shares:
Basic	19,588	19,960
Diluted	19,601	19,978

Cash dividends declared per share	$0.06	$0.06

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 2, 2015	January 31, 2015	May 3, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$69,754	$61,376	$41,254
Accounts receivable	2,441	2,928	2,848
Merchandise inventories	295,248	287,877	289,644
Deferred income taxes	1,016	957	1,029
Other	12,915	5,991	11,403
Total Current Assets	381,374	359,129	346,178
Property and equipment-net	103,107	101,294	93,524
Deferred income taxes	5,781	4,227	5,287
Other noncurrent assets	366	366	683
Total Assets	$490,628	$465,016	$445,672

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$76,375	$67,999	$54,231
Accrued and other liabilities	21,190	15,123	22,085
Total Current Liabilities	97,565	83,122	76,316
Deferred lease incentives	30,095	29,908	25,072
Accrued rent	10,888	10,505	9,618
Deferred compensation	10,605	9,901	8,759
Other	212	382	223
Total Liabilities	149,365	133,818	119,988
Total Shareholders' Equity	341,263	331,198	325,684
Total Liabilities and Shareholders' Equity	$490,628	$465,016	$445,672

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen Weeks Ended May 2, 2015	Thirteen Weeks Ended May 3, 2014
Cash flows From Operating Activities:
Net income	$10,396	$9,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,574	4,646
Stock-based compensation	892	786
Loss on retirement and impairment of assets	139	71
Deferred income taxes	(1,613)	(1,682)
Lease incentives	1,105	1,104
Other	(250)	26
Changes in operating assets and liabilities:
Accounts receivable	488	1,489
Merchandise inventories	(7,371)	(4,843)
Accounts payable and accrued liabilities	8,109	(7,730)
Other	(618)	(136)

Net cash provided by operating activities	16,851	2,882

Cash Flows From Investing Activities:
Purchases of property and equipment	(7,342)	(8,794)

Net cash used in investing activities	(7,342)	(8,794)

Cash Flows From Financing Activities:
Proceeds from issuance of stock	56	96
Dividends paid	(1,199)	(1,219)
Excess tax benefits from stock-based compensation	25	42
Shares surrendered by employees to pay taxes on restricted stock	(13)	(6)

Net cash used in financing activities	(1,131)	(1,087)

Net increase (decrease) in cash and cash equivalents	8,378	(6,999)
Cash and cash equivalents at beginning of period	61,376	48,253

Cash and Cash Equivalents at End of Period	$69,754	$41,254